Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contact:	Christian S. Schade Senior VP and CFO Phone: 609-430-2880	Laura S. Choi Investor Relations Phone: 609-430-2880, x2216	Jean Mantuano Corporate Communications (media) Phone: 609-430-2880, x2221

Medarex Announces 2003 Fourth Quarter and Year-End Financial Results

Princeton, N.J.; February 26, 2004 – Medarex, Inc. (Nasdaq: MEDX) announced today its financial results for the quarter and year ended December 31, 2003. Medarex’s net loss for the year ended December 31, 2003, was $129.3 million or ($1.65) per share as compared to a net loss of $157.5 million or ($2.09) per share for 2002. The net loss for 2003 includes a non-cash impairment charge of $1.4 million related to a write-down of Medarex’s investments in certain of its corporate partners and a write-off of in-process technology of $6.5 million associated with an asset acquisition from Corixa Corporation and a related license with Kyowa Hakko Kogyo Co., Ltd.

Total revenues for the year ended December 31, 2003, were $11.2 million as compared to $39.5 million for 2002. Interest and dividend income for the year ended December 31, 2003, was $12.3 million as compared to $18.5 million for 2002.

Research and development (R&D) expenses for the year ended December 31, 2003, increased by $12.9 million, from $82.6 million in 2002 to $95.5 million in 2003. This increase in R&D expense was primarily attributable to increased clinical trial costs and funding of outside research, as well as other costs to support Medarex’s product pipeline. General and administrative expenses decreased by $1.2 million for the year ended December 31, 2003, from $22.9 million in 2002 to $21.7 million in 2003.

Equity in net loss of affiliate, a non-cash expense, was $15.0 million for the year ended December 31, 2003, reflecting Medarex’s share (approximately 32%) of Genmab A/S’s net loss, which is accounted for using the equity method.

Medarex ended 2003 with approximately $375.7 million in cash, cash equivalents, marketable securities and segregated cash. In addition, the book value of Medarex’s equity units in IDM S.A. is approximately $48.2 million as of December 31, 2003, and the market value of Medarex’s equity interest in Genmab as of December 31, 2003, was approximately $61.7 million.

For the three-month period ended December 31, 2003, Medarex reported a net loss of $37.3 million or ($0.47) per share. This compares to a net loss of $39.6 million, or ($0.51) per share for the three-month period ended December 31, 2002.

Significant Medarex events during the fourth quarter of 2003 included:

•	Presenting updated data from a Phase II clinical trial, which Medarex believes will provide a foundation to initiate a pivotal program for MDX-010 in combination with gp100 peptide vaccine in metastatic melanoma in the first half of 2004;

•	Presenting complete and partial response data from a Phase I/II clinical trial for MDX-060 in patients who have failed multiple prior therapies for Hodgkin’s disease and anaplastic large cell lymphoma at the 2003 American Society of Hematology meeting;

•	Initiating a Phase I/II clinical trial for MDX-214 to treat patients with cancers that overexpress the epidermal growth factor receptor (EGFr);

•	Announcing the commencement of a Phase I clinical trial for a second fully human antibody for autoimmune disease being developed by our partner, Novartis Pharma AG;

•	Announcing the commencement of a Phase I clinical trial for a fully human antibody for cancer being developed by our partner, Centocor, Inc., a wholly owned subsidiary of Johnson & Johnson;

•	Announcing the commencement of a Phase I clinical trial for a fully human antibody in patients with idiopathic pulmonary fibrosis being developed by our partner, Fibrogen, Inc.; and

•	Achieving a significant milestone under our agreement with Amgen, Inc.

“We believe that our achievement of significant clinical milestones in 2003 has positioned us to be a dynamic and successful product development company,” said Donald L. Drakeman, President and CEO of Medarex. “We are pleased with our progress in creating value by developing a broad and diverse product pipeline and are excited with our prospects as a late-stage biopharmaceutical company in 2004.”

In addition to fourth quarter events, other 2003 highlights include:

•	Initiating additional clinical trials for MDX-010, including a Phase II trial for breast cancer and a Phase I/II trial for HIV;

•	Completing a $125 million 4.25% convertible senior note offering;

•	Announcing the filing of clinical trial applications by Genmab A/S for HuMax-EGFr, a fully human antibody for head and neck cancer, and for HuMax-CD20, a fully human antibody for non-Hodgkin’s lymphoma;

•	Announcing collaborations with Abbott Laboratories, Pfizer, Inc., and Ferric Technologies Incorporated for the development of antibody products to a variety of disease targets;

•	Collaborating with companies, including Ability Biomedical Corporation, diaDexus, Inc., Oncomab Ltd. (a subsidiary of PRIMABioMed Limited), Massachusetts Biologic Laboratories, Trillium Therapeutics Inc. and Avalon Pharmaceuticals, Inc., to develop and commercialize fully human antibody therapeutics for inflammation and autoimmune diseases, cancer, and SARS;

•	Announcing licensing partnerships for the research and development of fully human antibodies against cancer and asthma with Diatos SA and with Amrad Corporation Limited, respectively; and

•	Collaborating with companies like Cyto Pulse Sciences, Inc., BioWa, Inc. and Diversa Corporation for technology advancements in hybridoma production and antibody functionality.

Medarex will hold a public conference call today at 4:30 PM Eastern time to discuss earnings and other business results. To access the call live, please dial 1-800-299-9086 within the U.S. or 1-617-786-2903 outside the U.S. The conference call passcode number is 85294928. The call will also be broadcast live via the Internet at www.medarex.com/Investor/Webcasts.htm. An archived broadcast of the call will be available until midnight Eastern time, March 4, 2004. The archive may be accessed via the Internet at www.medarex.com or by dialing 1-888-286-8010 within the U.S. or 1-617-801-6888 outside the U.S. The archive conference call passcode number is 60221683.

Medarex is a biopharmaceutical company focused on the discovery and development of therapeutics to treat life-threatening and debilitating diseases. Medarex’s UltiMAb Human Antibody Development System® is a unique combination of human antibody technologies that Medarex believes enables the rapid creation and development of fully human antibodies to a wide range of potential disease targets for therapeutic antibody products, including products for the treatment of cancer, inflammation, autoimmune and infectious diseases. Medarex’s product pipeline is based on a variety of therapeutic antibody products developed through the use of its UltiMAb™ technology. Medarex creates and develops fully human antibodies for itself and others, offering a full range of antibody related capabilities, including pre-clinical and clinical development supported by cGMP manufacturing services. For more information about Medarex, visit its website at www.medarex.com.

Except for the historical information presented herein, matters discussed herein may constitute forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including statements preceded by, followed by, or that include the words “potential”; “believe”; “anticipate”; “intend”; “plan”; “expect”; “estimate”; “could”; “may”; or similar statements are forward-looking statements. Medarex disclaims, however, any intent or obligation to update these forward-looking statements. Risks and uncertainties include risks associated with product discovery and development, uncertainties related to the outcome of clinical trials, slower than expected rates of patient recruitment, unforeseen safety issues resulting from the administration of antibody products in patients, uncertainties associated with the collaborative process as well as risks detailed from time to time in Medarex’s public disclosure filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and subsequent Quarterly Reports on Form 10-Q. There can be no assurance that such development efforts will succeed, that such products will receive required regulatory clearance or that, even if such regulatory clearance were received, such products would ultimately achieve commercial success. Copies of Medarex’s public disclosure filings are available from its investor relations department.

###

Medarex®, the Medarex logo, and UltiMAb Human Antibody Development System® are registered trademarks of Medarex, Inc. UltiMAbTM is a trademark of Medarex, Inc. All rights are reserved.

(See attached table.)

MEDAREX, INC.

Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	(unaudited)
	2003	2002	2003	2002
Sales	$—	$1,992	$25	$11,531
Contract and license revenues	2,699	4,003	11,149	27,948

Total revenues	2,699	5,995	11,174	39,479

Costs and expenses:
Cost of sales	—	2,598	3	8,327
Research and development	23,441	26,109	95,459	82,626
General and administrative	5,523	5,830	21,727	22,852
Write-off of facility costs	—	—	—	11,294
Acquisition of in-process technology	6,500	—	6,500	16,312

Operating loss	(32,765)	(28,542)	(112,515)	(101,932)

Equity in net loss of affiliate	(3,404)	(8,336)	(14,997)	(50,625)
Interest and dividend income	4,043	4,205	12,342	18,495
Impairment loss on investments	(1,400)	(3,915)	(1,400)	(11,886)
Additional receipts (payments) related to asset acquisition	55	(725)	(31)	(2,425)
Interest expense	(3,764)	(2,275)	(11,777)	(9,065)

Loss before provision for income taxes and cumulative effect of change in accounting principle	(37,235)	(39,588)	(128,378)	(157,438)
Provision for income taxes	24	28	69	103

Loss before cumulative effect of change in accounting principle	(37,259)	(39,616)	(128,447)	(157,541)
Cumulative effect of change in accounting principle	—	—	(830)	—

Net loss	$(37,259)	$(39,616)	$(129,277)	$(157,541)

Basic and diluted net loss per share:
Loss before cumulative effect of change in accounting principle	$(0.47)	$(0.51)	$(1.64)	$(2.09)
Cumulative effect of change in accounting principle	—	—	(0.01)	—

Net loss	$(0.47)	$(0.51)	(1.65)	$(2.09)

Weighted average number of common shares outstanding during the year - basic and diluted	79,111	77,069	78,314	75,231

Condensed Consolidated Balance Sheets

(In thousands)

	December 31, 2003	December 31, 2002
		(1)
Cash, cash equivalents and marketable securities	$358,458	$350,046
Segregated cash	5,617	—
Other current assets	6,244	10,143
Property, buildings and equipment, net	95,365	97,311
Investments in, and advances to affiliate and partners	70,357	81,387
Segregated cash - non current	11,579	—
Other assets	10,106	10,164

	$557,726	$549,051

Current liabilities	$19,882	$20,709
Other liabilities	3,833	1,199
Convertible notes	300,000	175,000
Shareholders’ equity	234,011	352,143

	$557,726	$549,051

(1)	Derived from the December 31, 2002 audited financial statements. For further information, refer to the financial statements and footnotes there to included in the Company’s annual report on Form 10-K for the year ended December 31, 2002.